Exhibit 99.1

INTCOMEX, INC. APPOINTS LEOPOLDO CORONADO CHIEF OPERATING OFFICER

Miami, Fl — December 1, 2011 – Intcomex, Inc. (Intcomex) announced that Leopoldo Coronado has been appointed Chief Operating Officer (COO), a new position within Intcomex, effective December 1, 2011.

Mr. Coronado joins Intcomex’s executive management team, reporting directly to Mike Shalom, President and Chief Executive Officer (CEO). Effective immediately, Mr. Coronado will assume responsibility for commercial operations, supply chain management, information technology and human resources.

Prior to his appointment, Mr. Coronado held several senior positions with Avon Products, Inc. (Avon), the world’s largest direct seller. Most recently, Mr. Coronado served as the Vice President of Commercial Operations for the Latin American division of Avon. He was the Vice President of the Latin America Regional Supply Chain from 2005 to 2007 and the Vice President of Latin America North and Andean Supply Chain from 2008, until his transition to Vice President of Supply Chain Strategy and Transformation in 2009. Mr. Coronado began his career at The Procter & Gamble Company (P&G) and held several management positions over his 23 year service period from 1982 to 2005, including, Director of LatAm Logistics and Customer Services from 2002 to 2005 and Director of Customer Service and Logistics at P&G Brazil from 1999 to 2002. Mr. Coronado earned a degree in Electro-Mechanical Engineering in Mexico City, Mexico at the Universidad Anahuac, where he was a professor of computer programming, numerical methods and operations research.

“Leopoldo has worked for extended periods of time in Mexico, Colombia, Brazil, Venezuela and the US throughout his career and brings vast experience in supply chain management. I am incredibly excited that Leopoldo has joined the Intcomex family to serve as our first ever COO,” stated Mike Shalom, President and CEO. “He brings a wealth of practical, technical and strategic experience to our company. Leopoldo has extensive knowledge of the Latin American commercial and operational distribution business. I believe he will be instrumental in enhancing our operational ability and advancement, as he is uniquely qualified to strengthen Intcomex’s commitment to help customers and vendor partners grow in the technology distribution business throughout Latin America and the Caribbean.”

“Intcomex is a great competitor in the distribution business in Latin America and its strategy has never been more compelling. I am extremely energized and look forward to working with Mike and the entire Intcomex team to achieve our objectives in the coming years,” said Mr. Coronado.

Mr. Coronado is also involved in the leadership of United Way, where he is an active member of the regional council of United Way International and the Consulting Council of United Way of Mexico, Fondo Unido. He led the effort to launch United Way Brasil and was one of the founding members of the organization’s chapter in Colombia, Dividendo por Colombia.

About Intcomex

Intcomex is a US-based value-added distributor of information technology products to Latin America and the Caribbean. Intcomex provides and distributes a wide range of products including computer equipment, components, peripherals, mobile devices, software, computer systems, accessories, networking products and digital consumer electronics to more than 44,000 customers in 41 countries. Intcomex also delivers a unique set of services including training on new products, technical support, warranty services and assistance with customs, duties and taxes. Intcomex prides itself on its outstanding technical support areas, efficient shipping and receiving procedures and effective return-to-manufacturer authorization processes. The driving force behind Intcomex’s overall success is its commitment to fulfill the needs of its customers.

Contact

Intcomex, Inc.

Investor Relations

ir@intcomex.com

(305) 477-6230 Ext. 500888